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                                                                    Exhibit 11.1
                                                                    ------------

                                  UNIFIED FINANCIAL SERVICES, INC.
                                         EARNINGS PER SHARE


                                                                               December 31,
                                                                        ---------------------------
                                                                           1997             1996
                                                                        ----------       ----------
Net Income                                                              $  259,225       $  831,198
Dividends on preferred stock                                               136,552          136,634

Results after preferred dividend                                           122,673          694,564



Basic
-----
    Weighted average number of common shares outstanding                    50,000           25,179
    Common stock equivalent shares related to option plans                 251,076          251,076
    Common stock equivalent shares related to Health Financial             325,000          325,000
    Common stock equivalent shares related to First Lexington               80,008           80,008

        Total weighted average shares                                      706,084          681,263

    Basic earnings per share                                                  0.17             1.02



Fully diluted
-------------
    Weighted average number of common shares outstanding                    50,000           50,000
    Common stock equivalent shares related to option plans                 572,768          572,768
    Common stock equivalent shares related to Health Financial             325,000          325,000
    Common stock equivalent shares related to First Lexington               80,008           80,008

        Total weighted average shares                                    1,027,776        1,027,776

    Fully diluted earnings per share                                          0.12             0.68


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